FILED PURSUANT TO RULE 424(B)
                                                     FILE NUMBER 333-69735



PROSPECTUS
                                10,800,000 SHARES

                       American Biogenetic Sciences, Inc.

                              CLASS A COMMON STOCK
                               -------------------

         The stockholders of American Biogenetic Sciences, Inc. listed on page 11 of this prospectus are offering for sale 10,800,000 shares of class A common stock of ABS under this prospectus.

         The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."

                         ------------------------------
                         Nasdaq National Market Symbol:
                                     "MABXA"
                         ------------------------------

         On July 1, 1999, the closing price of a share of our class A common stock on the Nasdaq National Market was $1.1875.



         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   The date of this prospectus is July 1, 1999

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information important to you. To understand this offering fully and get a better understanding of our business and operations, you should read the entire prospectus carefully, including the risk factors and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us."

         Please note that references in this prospectus to "we", "our" or "us" refer to American Biogenetic Sciences, Inc. and our subsidiary, Stellar Bio Systems, Inc., not to the selling stockholders.

                          GENERAL INFORMATION ABOUT ABS

         We are engaged in researching, developing and marketing cardiovascular and neurobiology products for commercial development. We commenced selling our products during the last quarter of 1997.

         Some of our products are designed to be used for IN VIVO, while others are designed for IN VITRO, diagnostic procedures. IN VIVO diagnostic procedures are those in which proteins or compounds are injected directly into the body or bloodstream to assess abnormal reactions or conditions. During IN VITRO procedures, blood, urine or other bodily fluid or tissue is extracted from the body and the diagnostic tests are performed in a test tube or other laboratory equipment.

         Our main products are:

         o Thrombus Precursor Protein test, referred to as the TpP(TM) test. This is AN IN Vitro diagnostic test used to assess the risk of blood clots in the veins or arteries. This test is also used to monitor the performance of anti-clotting therapy or drugs used in the prevention of blood clots.

         o Functional Intact Fibrinogen test, referred to as the FiF(TM) test. This is AN IN Vitro diagnostic test which measures the levels of fibrinogen in blood. Fibrinogen is a protein used in the blood-clotting process.

         These tests assist doctors in diagnosing and treating blood clots lodged in the legs and the lungs, known as thrombosis, a condition which can be fatal. Thrombosis is also associated with many other medical conditions, like heart attacks, strokes and complications during pregnancies. We are pursuing the application of our tests in these areas with additional clinical testing. We have also developed patented antibodies for use in our TpP(TM) and FIF(TM) tests.

         On April 23, 1998, we purchased all of the issued and outstanding shares of common stock of Stellar Bio Systems, Inc., a manufacturer and distributor of IN VITRO diagnostic products and research reagents used in the biotechnology industry. A reagent is a chemical substance used to detect another substance in a chemical reaction. Stellar's IN VITRO diagnostic products focus on the infectious disease and auto-immune disease markets. Stellar markets a complete line of products to determine the immune status of numerous human herpes viruses. In addition, auto-immune diseases, like lupus, are detected using Stellar's products. Stellar is also the largest domestic provider of normal mouse serum, which is used as a test component by major IN VITRO diagnostic product manufacturers for a variety of purposes.

         Our company was incorporated in Delaware in September 1983. Our principal executive offices are located at 1375 Akron Street, Copiague, New York 11726, and our telephone number at that address is (516) 789-2600.

         As of June 15, 1999, we had 36,295,130 shares class A common stock and 3,000,000 shares of class B common stock outstanding. This offering will not result in the issuance of additional shares.

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR CLASS A COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US" BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK.


         RISKS ASSOCIATED WITH OUR LACK OF OPERATING HISTORY,
             HISTORY OF LOSSES AND FUTURE NEED FOR CAPITAL

IF WE DO NOT ACHIEVE PROFITABILITY OR IF WE ARE UNABLE TO RAISE
OR OBTAIN NEEDED FINANCING, WE MAY NOT BE ABLE TO CONTINUE
OUR BUSINESS IN THE FUTURE

         We could be required to cut back or stop operations if we do not generate significant revenues and profits from product sales or if we are unable to raise or obtain needed financing. ABS remains in the development stage. Although we have products at various stages of development and have started to generate revenues, we may not generate significant revenues from product sales and cease being a development stage company. The research, development, commercialization, manufacturing and marketing of our products will require financial resources which are significantly in excess of those presently available to us. We have incurred losses in each year since our inception in 1983, including the following losses since 1994:


Fiscal year ended:
         o  December 31, 1994..................... $7,431,000
         o  December 31, 1995..................... $5,607,000
         o  December 31, 1996..................... $7,700,000
         o  December 31, 1997..................... $7,147,000
         o  December 31, 1998..................... $7,548,000

Three Months Ended:
         o  March 31, 1999........................ $1,471,000


         Since we expect our operations to continue to result in significant losses for the foreseeable future, we continue to seek additional financing. That additional financing may result in (1) borrowings that could affect our results of operations and create an obligation to repay the loans and (2) the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Such additional issuances of capital would result in a reduction of your percentage interest in ABS. We may not be able to arrange financing or other third party arrangements on acceptable terms necessary to fully develop and commercialize any of our products.

THE CYCLE FROM PRODUCT DEVELOPMENT TO COMMERCIALIZATION IS LENGTHY AND MAY RESULT IN DELAYS IN THE COMMERCIALIZATION OF OUR PRODUCTS

         Our existing products and our products under development are subject to the risks inherent in the development of biotechnology products. We are unable to predict with any degree of certainty when, or if, we will complete the research, development and testing of products under development and other future products, or if completed, whether we will obtain required regulatory approvals. In addition, we may not be able to produce our products in commercial quantities at reasonable costs, and our products may not be accepted by the medical community.


         RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH WE OPERATE

IF WE DO NOT OBTAIN AND MAINTAIN NECESSARY U.S. OR FOREIGN CLEARANCES OR MANUFACTURING AND MARKETING APPROVALS FOR OUR PRODUCTS, OUR BUSINESS AND OPERATIONS COULD BE ADVERSELY AFFECTED

         The investigation, manufacture, exportation, marketing and sale of diagnostic and therapeutic products in or from the United States is subject to regulation by the Food and Drug Administration, as well as by comparable foreign and state agencies. Although we have obtained pre-market clearance for some of our existing products, other products may not be approved by the FDA or other applicable foreign regulatory agencies. Any FDA, foreign and state regulatory approvals or clearances, once obtained, can be withdrawn or modified. Our inability to obtain and maintain any necessary United States or foreign clearances or manufacturing and marketing approvals for our products could have a material adverse effect on our business, financial condition and results of operations. In addition, noncompliance with applicable government requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for those products, withdrawal of marketing or manufacturing approvals, and criminal prosecutions.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS

         The biotechnology industry is characterized by rapid technological advances, evolving industry standards and technological obsolescence. While our TpP(TM) is a unique diagnostic test which measures the beginning stages of active clot formation, a feature which we believe has competitive advantages, this product faces competition from other diagnostic tests that measure blood clots during the breakdown stage after the blood clot has formed or the clotting factors that assess the risk of future clots. Our FiF(TM) test faces competition from several other fibrinogen tests. Most of our competitors have financial resources and research and development staffs and facilities substantially greater than ours. We may not be able to compete successfully given these factors. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and would only reduce prices to get more volume, so that may affect revenues if we do not make up volume. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against companies who can afford to cut prices, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, our competitors and others may develop products which may render our products obsolete or which have advantages over our products, such as greater accuracy and precision or greater acceptance by the medical community. Competing products may also get through the regulatory approval process sooner than our products, enabling our competitors to market their products earlier than we can. Usually, the first person to market a product has a significant marketplace advantage. In addition, other products now in use, presently undergoing the regulatory approval process or under development by others may perform similar functions as our existing products or those under development.

A LACK OF ACCEPTANCE OF OUR PRODUCTS BY THE MEDICAL COMMUNITY
COULD RESULT IN LOWER REVENUES

         The commercial success of our products is substantially dependent on acceptance and use of our products by the medical community. Our products may not be accepted by the medical community or it may take a lengthy period of time to gain the necessary acceptance. Widespread acceptance of our products as useful additional tools for diagnosis and treatment will require educating the medical community about the products' benefits, reliability and effectiveness. In addition, acceptance of our products may be adversely affected by competing products which may be as or more effective than our products for a specific use.

WE MAY HAVE INCREASED EXPENSES IF OUR MARKETING EFFORTS ARE NOT SUCCESSFUL.

         It is our strategy to seek arrangements with large pharmaceutical companies to market our products. In the event we are unable to enter into those arrangements in the future or if our arrangements are not successful, we may seek to market our products through independent distributors or through sales representatives. Independent distributors may require us to develop a marketing program to support sales. In that event, we may incur additional expenses for the development of promotional literature and aides, promotional activities, the hiring of sales representatives and the conduct of additional studies in order to promote the interests of distributors in our products. We may not be able to develop those marketing arrangements on satisfactory terms and we may not have the working capital necessary to establish the sales support generally required by independent distributors.


RISKS ASSOCIATED WITH OUR INTERNAL OPERATIONS AND POLICIES


SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES

          Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in ABS will depend upon any appreciation in the market price of the common stock. The holders of class A and class B common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. To date, we have not paid any cash dividends. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

THE LOSS OF THE SERVICES OF MR. ROACH OR MR. NORTH COULD ADVERSELY AFFECT OUR BUSINESS AND PROSPECTS

         Our success may depend upon the efforts of (1) Alfred J. Roach, the Chairman of our board of directors and one of our major stockholders, and (2) Mr. John S. North, our President and Chief Executive Officer. Mr. Roach is not subject to any employment agreement. Our employment agreement with Mr. North expires on November 15, 2001. Each are subject to earlier termination in certain cases. We do not maintain life insurance on the lives of Mr. Roach or Mr. North. The loss of the services of Mr. Roach or Mr. North could adversely affect our business and prospects. Because of the nature of our business, our success is dependent upon our ability to attract and retain technologically qualified personnel, particularly research scientists. There is substantial competition for qualified personnel, including competition from companies with substantially greater resources than ours. We may not be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business and effectively compete in our industry.

OUR COMPUTER SYSTEMS MAY NOT RECOGNIZE THE YEAR 2000 WHICH MAY AFFECT OUR COMPUTER SYSTEMS AND DISRUPT OUR BUSINESS

         The concerns about the upcoming year 2000 have arisen because older computer programs that used two digits rather than four to define the applicable year could malfunction. As a result, any computer programs that have date-sensitive software may recognize a date using 00 as the calendar year 1900 rather than the year 2000. This could result in a computer system failure or in miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         We are in the process of assessing the impact of the Year 2000 issue on our information systems. We have identified potential deficiencies and are addressing them through updates and remediation. In accordance with accounting rules, costs associated with modifying existing computer software for Year 2000 issues will be expensed as incurred. We are also in the process of assessing the measures being taken by our customers and suppliers to address the Year 2000 issues and expect to have a contingency plan in place. However, we are not dependent on any one customer or supplier and our management believes that alternate sources of supply for product components are widely available.


           RISKS WHICH MAY DILUTE THE VALUE OF YOUR ABS SHARES OR LIMIT
                         THE EFFECT OF THEIR VOTING POWER


IF WE CANNOT MEET THE NASDAQ NATIONAL MARKET SYSTEM MAINTENANCE REQUIREMENTS AND NASDAQ RULES, NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF THE COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK

         The closing price of our class A common stock on June 30, 1999 was $1.00 and our tangible net assets, as defined under Nasdaq rules, were $4,466,000 as of March 31, 1999. The Nasdaq National Market continuing listing parameters require that stocks generally have a minimum bid price of $1.00 and that listed companies have net tangible assets of $4,000,000. We may not be able to continue to meet these and other Nasdaq requirements. If we fail to maintain a Nasdaq listing, our securities will likely be traded on the OTC Bulletin Board. As a result, the market value of our class A common stock could decline and stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our class A common stock.

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE

         The price of our class A common stock is highly volatile. During the period from January 1, 1998 to June 30, 1999 the price of our class A common stock has ranged from a high of $2.63 in February 1998 to a low of $0.16 in October 1998. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on a number of factors, including (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares;(2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions.

ABS IS CONTROLLED BY ALFRED J. ROACH.

         As of June 15, 1999, Alfred J. Roach, the Chairman of our Board of Directors, owned and had the power to vote all 3,000,000 outstanding shares of our class B common stock and 4,575,250 shares of our class A common stock, of which 4,000,000 shares are covered by this prospectus. Each share of class B common stock is entitled to ten votes, while each share of class A common stock is entitled to one vote. Accordingly, as of June 15, 1999, Mr. Roach was entitled to cast approximately 52.5% of all votes at meetings of stockholders or by consent without a meeting. As a result, Mr. Roach will be able to exercise significant control over ABS through his ability to determine the outcome of votes of stockholders regarding, among other things, nomination and election of directors and approval of significant transactions. Mr. Roach's holdings of ABS may increase in the future through his exercise of options to purchase an additional 1,185,000 shares of our class A common stock which he may exercise at any time.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES RESERVED FOR FUTURE ISSUANCES WHICH, WHEN ISSUED, WILL REDUCE YOUR PERCENTAGE OF OWNERSHIP AND VOTING POWER AND MAY AFFECT THE PRICE OF YOUR ABS COMMON STOCK

         The issuance of a significant number of shares would dilute the percentage ownership of existing stockholders and could have a significant adverse effect on the market price of our class A common stock. As of June 15, 1999, we had 11,285,045 shares of class A common stock reserved for possible future issuances upon conversion of the class B common stock and exercise of outstanding options and warrants. See "Dilution."

         In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock.

A SIGNIFICANT NUMBER OF RESTRICTED SHARES MAY BE RESOLD UNDER THIS PROSPECTUS OR RULE 144.

         Future sales of substantial amounts of shares in the public market, or the perception that those sales could occur, could adversely affect the market price of our class A common stock. As of June 15, 1999, we had outstanding 36,295,130 shares of class A common stock. Of our outstanding shares, approximately 20,591,868 shares of class A common stock are presently freely transferable without restriction under the Securities Act, 10,800,000 shares may be sold pursuant to this Prospectus, and 4,903,262 shares are "restricted shares" which may be sold under an exemption from registration under the Securities Act. See "Dilution"; "Shares Eligible for Future Sale."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents we have incorporated by reference, may contain forward-looking statements. Those statements can be generally identified by the use of forward-looking words like "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, or state other "forward-looking" information. When considering those statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our class A common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No.
0-19041) until all of the shares are sold:

          o Annual Report on Form 10-K for the year ended December 31, 1998 (and the amendment to that Annual Report filed with the SEC on April 30, 1999;

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

          o The description of our class A common stock contained in the registration statement on Form 8-A filed on February 26, 1991, including all amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                      Attention: Chief Financial Officer
                                      American Biogenetic Sciences, Inc.
                                      1375 Akron Street
                                      Copiague, New York 11726
                                      (516) 789-2600



         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the shares.

         We received $2,700,000 in proceeds from our sale of the shares to the selling stockholders. We used the proceeds, together with $1,152,000 of our funds, to repurchase:

         o all remaining 5% convertible debentures at their principal amount of $3,248,000 plus interest and a 16% premium of the principal amount; and

         o outstanding warrants to purchase 261,228 of our class A common stock at an exercise price of $1.9141 per share.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION


         As of June 15, 1999, we had issued and outstanding 36,295,130 shares of class A common stock.

         At that date, there were an additional 11,285,045 shares of class A common stock reserved for possible future issuances as follows:

         o 3,000,000 shares for issuance upon conversion of outstanding class B common stock;

         o 2,513,250 shares for issuance upon the exercise of outstanding options under our 1986 Stock Option Plan. These options are exercisable at prices ranging from $1.50 to $10.00 per share;

         o 3,995,000 shares for issuance upon the exercise of presently outstanding options and options which may be granted in the future under our 1996 Stock Option Plan. Options to purchase 2,359,250 shares were outstanding under this plan at June 15, 1999. These options are exercisable at prices ranging from $0.25 to $5.25 per share;

         o 487,500 shares for issuance upon the exercise of presently outstanding options and options which may be granted in the future under our 1993 Non-Employee Director Stock Option Plan. Options to purchase 140,000 shares were outstanding under this plan at June 15, 1999. These options are exercisable at prices ranging from $1.00 to $6.75 per share; and

         o 1,289,295 shares for issuance upon exercise of other outstanding warrants and options held by unaffiliated third parties. These warrants and options are exercisable at prices ranging from $0.75 to $4.25 per share.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 36,295,130 shares of class A common stock outstanding as of June 15, 1999, approximately 20,591,868 shares are presently freely transferable without restriction under the Securities Act.

         Of the remaining 15,703,262 outstanding shares of class A common stock:

         o 10,800,000 are "restricted securities", issued in October 1998, which are covered by this prospectus. These shares will be freely tradeable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement;

         o 809,012 shares are "restricted securities" issued between February 1997 and June 1999; and

         o 4,094,250 shares are held by persons who may be deemed to be our "affiliates". Of these shares, 2,056,500 are "restricted securities" issued between November 1997 and June 1999. The remaining 2,037,750 of those shares are "restricted securities" that were acquired more than two years ago or are not "restricted securities" because they were acquired in the market or under a registration statement under the Securities Act.

         "Restricted securities", regardless by whom held, and unrestricted securities held by our affiliates, may be sold:

                  (1) under a prospectus under an effective registration statement under the Securities Act,

                  (2) in compliance with the exemption provisions of Rule 144, or

                  (3)  under another exemption under the Securities Act.

         Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate, after one year. At that time, sales or "restricted securities" can be made subject to the Rule's volume and other limitations. After two years sales of "restricted securities" by non-affiliates can be made without adhering to Rule 144's volume or other limitations. Shares of our class A common stock owned by our "affiliates" which are not "restricted securities" may be sold at any time by complying with Rule 144's volume and other limitations.

         In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the entity.

         In addition, all shares issuable upon the exercise of options under our stock option plans have been registered under the Securities Act for issuance and, unless held by our "affiliates", will be freely tradable upon issuance. If acquired by our "affiliates," shares issued upon the exercise of those options could be sold at any time by complying with Rule 144's volume and other limitations unless covered by a registration statement and prospectus that permits their sale without those limitations. To date, no registration statements have been filed with respect to the resale of those shares. See "Dilution."

                              SELLING STOCKHOLDERS

         We issued the shares of class A common stock covered by this prospectus to the selling stockholders on October 27, 1998 in a private placement transaction. Under the terms of the private placement, we issued 10,800,000 shares of class A common stock to the selling stockholders at a price of $0.25 per share. At the time of the issuances, the price per share of our class A common stock was $0.19. We agreed to register the shares issued in the private placement under the Securities Act at our expense, other than selling discounts and commissions which will be paid for by the selling stockholders.

         The following table lists information regarding the selling stockholders' ownership of shares of our class A common stock as of June 15, 1999, and as adjusted to reflect the sale of the shares.

         Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advises us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."


                                                        SHARES OF
                                                         COMMON
                                                          STOCK               SHARES OF        SHARES OF CLASS A
                                                       OWNED PRIOR               COMMON           COMMON STOCK
                                                         TO THE             STOCK TO BE     BENEFICIALLY OWNED AFTER
                       NAME                             OFFERING                   SOLD           THE OFFERING
                       ----                             --------                   ----     ------------------------
                                                                                            NUMBER          PERCENT
                                                                                            ------          -------
Alfred J. Roach....................................         8,760,250 (1)     4,000,000         4,760,250(1)     12%
Larry Kupferberg...................................           400,000 (2)       400,000                 0(2)      *
Donehew Fund Limited Partnership...................           240,000           240,000                 0         *
David Biggs........................................            40,000            40,000                 0         *
Robert Donehew.....................................            80,000            80,000                 0         *
R. Dave Garwood....................................            40,000            40,000                 0         *
The Rachel Beth Heller 1997 Trust, Lawrence

  Kupferberg, TTEEU/A dtd 7/9/97...................           400,000           400,000                 0         *
The Evan Todd Heller 1997 Trust, Lawrence

   Kupferberg, TTEE U/A dtd 6/17/97................           400,000           400,000                 0         *
Delaware Charter Guarantee &Trust

   Company F/B/O Ronald I. Heller - IRA............           642,075 (3)       600,000            42,075(3)      *
Delaware Charter Guarantee & Trust
                                                                                                   42,075(4)
   Company F/B/O David S. Nagelberg - IRA..........         1,242,075 (4)     1,200,000                           *
Tyler Runnels......................................           292,700           280,000            12,700         *
Kevin Charos & Anthony Charos JTTEN................           200,000           200,000                 0         *
Delaware Charter Guarantee & Trust
                                                                                                                  *
   Company F/B/O Martin H. Meyerson - IRA..........           100,000           100,000                 0
Kenneth Koock......................................           120,000           120,000                 0         *
Jacqueline Knapp...................................           790,000           790,000                 0         *
Janice Halle-Nesses................................           790,000           790,000                 0         *
John Davies........................................           160,000           160,000                 0         *
Invest, Inc........................................           160,000           160,000                 0         *
Peter Janssen......................................           886,900           800,000            86,900         *
                                                              -------           -------  ----------------
         Total                                             15,719,000        10,800,000         4,919,000


------------------------
* Less than 1%

(1) Includes 3,000,000 shares of class A common stock issuable upon conversion of currently outstanding class B common stock and 1,185,000 shares of class A common stock issuable upon exercise of presently exercisable options. These options are exercisable at prices ranging from $0.28 to $5.50 per share. Each share of class B common stock is entitled to ten votes per share. Percent assumes the conversion of the class B common stock and the exercise of the options held by Mr. Roach.

(2) Does not include 400,000 shares of class A common stock beneficially owned by the Evan Todd Heller 1997 Trust and 400,000 shares of class A common stock beneficially owned by the Rachel Beth Heller 1997 Trust, which are listed separately below. Mr. Kupferberg is the trustee of those trusts.

(3) Includes 42,075 shares of class A common stock issuable upon exercise of presently exercisable warrants beneficially owned by Mr. Heller. Those warrants are exercisable at $.075 per share.

(4) Includes 42,075 shares of class A common stock issuable upon exercise of presently exercisable warrants beneficially owned by Mr. Nagelberg. Those warrants are exercisable at $.075 per share.

         Mr. Roach has been Chairman of our Board of Directors since 1983 and also served as Chief Executive Officer from September 1983 until November 1998.

         Each of Messrs. Heller, Nagelberg, Koock and Meyerson are employees of M.H. Meyerson, one of our financial advisors since August 1998.

                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledgees, donees, transferees and other non-sale transferees, may offer their shares at various times in one or more of the following transactions:

         o         in the over-the-counter market; or

         o         in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

         o negotiated transactions between selling stockholders and purchasers, with or without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that, during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and the Exchange Act, including Rule 10b-5 and Regulation M. Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities;

         o must furnish each broker which offers class A common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         In the Purchase and Investment Agreements we executed in connection with the October 1998 private placement we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder in this prospectus. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement, under the conditions and limitations described in the law, with respect to various lawsuits and other proceedings to which they become a party by reason of the fact that they were serving as our officer, director, employee or agent or of another enterprise at our request. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. However, a director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        The validity of the shares of class A common stock being offered will be passed upon for ABS by Parker Chapin Flattau & Klimpl, LLP.

                                     EXPERTS

        The audited consolidated financial statements, including the related notes to those statements, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those statements. Those financial statements and report are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================




         WE HAVE NOT AUTHORIZED ANY DEALER,           10,800,000 Shares
SALESPERSON OR ANY OTHER PERSON TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT
CONTAINED IN THIS PROSPECTUS.  YOU MUST NOT
RELY ON ANY UNAUTHORIZED INFORMATION. THIS    American Biogenetic Sciences, Inc.
PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY
SHARES IN ANY JURISDICTION WHERE IT IS
UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS
IS CURRENT AS OF JULY 1, 1999.                          Class A Common Stock




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        TABLE OF CONTENTS                                PROSPECTUS
      -------------------                           ---------------------

                                   Page
                                   ----

Prospectus Summary....................2
Risk Factors..........................3
Information Regarding
    Forward-Looking Statements........7
Where You Can Find More
    Information About Us..............8
Use of Proceeds.......................9
Dilution..............................9                    July 1, 1999
Shares Eligible for Future Sale.......9
Selling Stockholders ................10
Plan of Distribution ................12
Indemnification for Securities
   Act Liabilities...................13
Legal Matters........................14
Experts .............................14



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